Exhibit 99.1

Porter Bancorp, Inc. Announces First Quarter 2011 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 2, 2011--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the first quarter of 2011.

The Company reported net income available to common shareholders of $305,000, or $0.03 per diluted share, for the first quarter of 2011, compared with $2.7 million, or $0.30 per diluted share, for the first quarter of 2010.

“Porter Bancorp reported growth in net interest margin and non-interest income compared with the first quarter of last year,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “Our first quarter earnings were below historical levels due to higher costs related to non-performing loans, foreclosed properties and provision for loan losses. These factors continue to be a drag on our near-term earnings due to the continued weakness in our construction and land development portfolio.

“We remain focused on improving loan quality and reducing non-performing assets. We made solid progress in reducing our exposure to higher risk construction and land development loans since last year. Our construction and land development loans are down 29.1% since the first quarter of 2010 and represented only 13.8% of our loan portfolio at March 31, 2011. We also continue to be diligent in moving non-performing loans through the system of collection or foreclosure to minimize our potential losses. We believe these efforts will be key drivers in improving Porter Bancorp’s future profitability,” continued Ms. Bouvette.

First Quarter Results

  Net income declined to $799,000 for the three months ended March 31, 2011, compared with $3.3 million for the first quarter of 2010. Earnings per diluted common share were $0.03 compared with $0.30 in the first quarter of 2010.
  Net interest margin increased 22 basis points to 3.54% in the first quarter of 2011 compared with 3.32% in the first quarter of 2010. The increase in margin since last year benefited from a lower average cost of funds.
  Average loans decreased 8.1% to $1.29 billion in the first quarter of 2011 compared with $1.40 billion in the first quarter of 2010. Net loans decreased 6.8% to $1.24 billion in the first quarter of 2011, compared with $1.33 billion at March 31, 2010.
  Deposits decreased 0.2% to $1.48 billion compared with $1.49 billion at March 31, 2010, and increased 1.0% from $1.47 billion at December 31, 2010. Demand and savings account deposits increased by 8.5% and 10.3%, respectively during the first quarter of 2011 compared with the fourth quarter of 2010.
  Total assets decreased 1.2% to $1.74 billion compared with $1.76 billion at March 31, 2010.
  Efficiency ratio was 60.7% for the first three months of 2011, compared with 50.9% for the first quarter of 2010. Our efficiency ratio increased primarily due to higher credit related costs and increases in other real estate owned (OREO) expense.
  Non-performing loans increased $9.5 million during the first quarter to $69.9 million at March 31, 2011, compared with $60.4 million at December 31, 2010. The increase was primarily in the commercial and residential real estate segments of our portfolio.
  Non-performing assets increased $15.8 million during the first quarter to $143.9 million at March 31, 2011. The increase was primarily due to a higher level of non-performing loans described above and non-performing loans moving through the collection and foreclosure process.
  On April 19, 2011, an Oldham County, Kentucky jury rendered a judgment against PBI Bank for $529,000 in compensatory damages and from $529,000 to $882,000 in punitive damages. The case concerns a dispute with a prior landowner in connection with a project for which PBI Bank provided development financing to a third party. The final amount of the judgment is subject to additional proceedings. We intend to file motions to set aside the judgment, and if denied, to file an appeal. Based on advice of legal counsel, we believe that we have several meritorious grounds for appeal and no amounts have been accrued for this matter as we expect a favorable outcome to the bank.

Net Interest Income

Net interest income decreased 2.9% to $13.8 million for the three months ended March 31, 2011, a decrease of $409,000, compared with $14.2 million for the same period in 2010. This decrease was primarily attributable to a decrease in average earning assets, partially offset by decreased cost of funds, compared with 2010.

Net interest margin increased 22 basis points to 3.54% in the first quarter of 2011 from our margin of 3.32% in the prior year first quarter due primarily to lower cost of funds. The yield on earning assets declined 26 basis points from the 2010 first quarter, compared with a 55 basis point decline in rates paid on interest-bearing liabilities. Net interest margin decreased 6 basis points to 3.54% from our margin of 3.60% in the fourth quarter of 2010 due primarily to a lower yield on earning assets. The yield on earning assets declined 15 basis points from the fourth quarter of 2010 compared with an 11 basis point decline in rates paid on interest-bearing liabilities.

Average earning assets declined 8.7% to $1.6 billion for the three months ended March 31, 2011, compared with $1.7 billion for the three months ended March 31, 2010. The decline in average earnings assets was primarily due to an 8.1% decrease in average loans to $1.3 billion at March 31, 2011.

Average deposits decreased 4.2% to $1.48 billion, down from $1.55 billion for the three months ended March 31, 2010. Average deposits increased 3.3% to $1.48 billion, up from $1.43 billion for the three months ended December 31, 2010.

Non-Interest Income

Non-interest income for the first quarter of 2011 increased 5.6%, or $95,000, to $1.79 million compared with $1.69 million in the first quarter of 2010. The increase in non-interest income was due to increased gains on sales of loans originated for sale, partially offset by lower service charges on deposit accounts.

Non-Interest Expense

Non-interest expense for the first quarter of 2011 increased 16.7% from the prior year’s first quarter due primarily to increased OREO expense, FDIC insurance premiums, and salaries and employee benefits expense. OREO expense increased to $1.4 million in the first quarter of 2011 compared with $378,000 in the first quarter of 2010, due primarily to increased losses on sales of OREO, OREO write-downs to reflect current market values and OREO maintenance expense. FDIC insurance premiums rose 21.3% to $855,000 in the first quarter of 2011 compared with $705,000 in the first quarter of 2010. Salaries and employee benefits expense increased to $4.1 million in the first quarter of 2011 compared with $3.9 million in the prior year’s first quarter due to merit raises and increases in staff.

Balance Sheet Review

Total assets decreased 1.2% to $1.74 billion at March 31, 2011, from $1.76 billion at March 31, 2010, and increased 0.8% from $1.72 billion at December 31, 2010. Since December 31, 2010, total loans are down 2.0%, or $25.5 million, to $1.28 billion from $1.30 billion at December 31, 2010, primarily due to efforts to move troubled loans through the collection, foreclosure, and disposition process. Deposits at March 31, 2011, increased 1.0% to $1.48 billion from $1.47 billion at December 31, 2010, primarily due to increased demand and savings account deposits. Demand and savings account deposits increased by 8.5% and 10.3%, respectively, during the first quarter of 2011.

Asset Quality

Nonperforming loans increased to $69.9 million, or 5.5% of total loans, at March 31, 2011, compared with $60.4 million, or 4.6% of total loans at December 31, 2010, and $60.5 million, or 4.4% of total loans at March 31, 2010. The increase in nonperforming loans was due primarily to the continued weakness in housing unit sales and loss of tenants or inability to lease vacant space by our customers. We continue to resolve troubled loans by working them through the collection, foreclosure, and disposition process. As a result, foreclosed properties at March 31, 2011, rose to $73.9 million compared with $67.6 million at December 31, 2010, and $59.7 million at March 31, 2010. Our ratio of non-performing assets to total assets increased during the quarter to 8.28% at March 31, 2011, compared with 7.43% at December 31, 2010.

Non-Accrual Loan Activity

(in thousands)
Non-accrual loans at December 31, 2010	$59,799
Loans returned to accrual status	(2,500)
Net principal pay-downs	(448)
Charge-offs	(4,279)
Loans foreclosed and transferred to OREO	(7,987)
Loans placed on non-accrual during the period	21,379

Non-accrual loans at March 31, 2011	$65,964

Other Real Estate Owned (OREO) Activity

(in thousands)
OREO at December 31, 2010	$67,635
Real estate acquired	8,812
Valuation adjustment write downs	(486)
Properties sold	(2,665)
Gain (loss) on sales, net	(391)
Capital improvements	1,037

OREO at March 31, 2011	$73,942

Our loan loss reserve as a percentage of total loans was 2.63% at March 31, 2011, and at December 31, 2010, compared with 1.95% at March 31, 2010. Net loan charge-offs for the first quarter of 2011 were $5.8 million, or 0.4% of average loans for the quarter.

Our provision for loan losses was $5.1 million in the first quarter of 2011, compared with $15.5 million in the fourth quarter of 2010, and $3.0 million in the prior year first quarter.

“Our earnings outlook for 2011 remains challenged by the continued softness in real estate markets, including lower market values and soft demand for residential and commercial real estate,” continued Ms. Bouvette. “Our primary focus is to improve Porter Bancorp’s profitability, preserve our strong capital base and reduce the credit risks in our loan portfolio. Our core business remains solid with continued growth in our net interest margin and non-interest income since the fourth quarter of last year.

“We remain confident about Porter Bancorp’s future based on our strong capital base and our solid market position in Kentucky’s major markets. Our entire team remains focused on reducing the level of nonperforming assets, improving our operating efficiency and maintaining our high level of customer service. We have made significant additions to our underwriting and workout division teams to address these concerns. We believe these will be key factors in building long-term shareholder value,” concluded Ms. Bouvette.

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the first quarter ending March 31, 2011 follows.

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/11	12/31/10	3/31/10

Income Statement Data
Interest income	$19,616	$20,315	$22,626
Interest expense	5,848	6,229	8,449

Net interest income	13,768	14,086	14,177
Provision for loan losses	5,100	15,500	3,000

Net interest income after provision	8,668	(1,414)	11,177

Service charges on deposit accounts	630	714	720
Income from fiduciary activities	255	236	252
Gains on sales of loans originated for sale	221	144	91
Gains (losses) on sales of securities, net	83	2,896	57
Other than temporary impairment on securities	—	(132)	—
Other	598	604	572

Non-interest income	1,787	4,462	1,692

Salaries & employee benefits	4,124	3,176	3,947
Occupancy and equipment	972	988	1,022
Other real estate owned expense	1,367	9,859	378
FDIC insurance	855	705	705
Franchise tax	582	543	543
Professional fees	280	270	266
Loan collection fees	262	360	175
Communications expense	168	199	186
Postage and delivery	123	153	188
Advertising	102	131	96
Other	560	583	543

Non-interest expense	9,395	16,967	8,049

Income (loss) before income taxes	1,060	(13,919)	4,820
Income tax expense (benefit)	261	(4,989)	1,564

Net income (loss)	799	(8,930)	3,256
Less:
Dividends on preferred stock	438	437	438
Accretion on preferred stock	44	45	44
Earnings (loss) allocated to participating securities	12	(365)	42

Net income (loss) available to common	$305	$(9,047)	$2,732

Weighted average shares – Basic	11,704,651	11,707,334	9,072,052
Weighted average shares – Diluted	11,704,651	11,707,334	9,072,052

Basic earnings (loss) per common share	$0.03	$(0.77)	$0.30
Diluted earnings (loss) per common share	$0.03	$(0.77)	$0.30
Cash dividends declared per common share	$0.01	$0.01	$0.19

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	3/31/11	12/31/10	3/31/10

Average Balance Sheet Data
Assets	$1,738,253	$1,716,430	$1,834,208
Loans	1,290,851	1,317,606	1,404,486
Earning assets	1,591,561	1,564,243	1,743,509
Deposits	1,481,192	1,433,921	1,545,469
Long-term debt and advances	48,275	60,845	100,307
Interest bearing liabilities	1,434,718	1,402,052	1,558,604
Stockholders’ equity	190,585	201,478	169,759

Performance Ratios
Return on average assets	0.19%	-2.06%	0.72%
Return on average equity	1.70	-17.58	7.78
Yield on average earning assets (tax equivalent)	5.03	5.18	5.29
Cost of interest bearing liabilities	1.65	1.76	2.20
Net interest margin (tax equivalent)	3.54	3.60	3.32
Efficiency ratio	60.72	107.49	50.90

Loan Charge-off Data
Loans charged-off	$(5,867)	$(10,638)	$(2,906)
Recoveries	81	31	57

Net charge-offs	$(5,786)	$(10,607)	$(2,849)

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	3/31/11	12/31/10	3/31/10

Assets
Loans	$1,277,497	$1,303,013	$1,361,216
Loan loss reserve	(33,599)	(34,285)	(26,543)

Net loans	1,243,898	1,268,728	1,334,673
Securities available for sale	163,032	106,309	180,582
Federal funds sold & interest bearing deposits	146,477	137,429	81,355
Cash and due from financial institutions	15,626	48,006	11,127
Premises and equipment	22,175	22,468	23,251
Other real estate owned	73,942	67,635	59,688
Goodwill	23,794	23,794	23,794
Accrued interest receivable and other assets	48,163	49,583	42,857

Total Assets	$1,737,107	$1,723,952	$1,757,327

Liabilities and Equity
Certificates of deposit	$1,168,841	$1,166,820	$1,204,022
Interest checking	85,343	87,690	76,305
Money market	83,133	80,082	69,618
Savings	38,234	34,678	35,577

Total interest bearing deposits	1,375,551	1,369,270	1,385,522
Demand deposits	106,772	98,398	99,518

Total deposits	1,482,323	1,467,668	1,485,040
Federal funds purchased & repurchase agreements	11,429	11,616	11,595
FHLB advances	14,564	15,022	47,285
Junior subordinated debentures	33,550	33,550	34,000
Accrued interest payable and other liabilities	5,507	6,681	6,670

Total liabilities	1,547,373	1,534,537	1,584,590
Stockholders’ equity	189,734	189,415	172,737

Total Liabilities and Stockholders’ Equity	$1,737,107	$1,723,952	$1,757,327

Ending shares outstanding	11,840,176	11,846,107	9,263,986
Book value per common share	$12.79	$12.76	$14.87
Tangible book value per common share	10.37	10.33	11.49

Asset Quality Data
Loan 90 days or more past due still on accrual	$3,907	$594	$5,913
Non-accrual loans	65,964	59,799	54,545

Total non-performing loans	69,871	60,393	60,458
Real estate acquired through foreclosures	73,942	67,635	59,688
Other repossessed assets	41	52	80

Total non-performing assets	$143,854	$128,080	$120,226

Non-performing loans to total loans	5.47%	4.63%	4.44%
Non-performing assets to total assets	8.28	7.43	6.84
Allowance for loan losses to non-performing loans	48.09	56.77	43.90
Allowance for loan losses to total loans	2.63	2.63	1.95

Risk-based Capital Ratios
Tier I leverage ratio	10.93%	11.08%	9.24%
Tier I risk-based capital ratio	14.59	14.39	12.20
Total risk-based capital ratio	16.52	16.32	14.12

FTE employees	300	286	280

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800